As filed with the Securities and Exchange Commission on March 5, 2007
Registration No: 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DR. REDDY’S LABORATORIES LIMITED
(Exact name of Registrant as specified in its charter)

India (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS employer identification number)
7-1-27 Ameerpet
Hyderabad, Andra Pradesh 500016
India
(Address of Principal Executive Offices)
Dr. Reddy’s Employees ADR Stock Option Scheme, 2007
(Full title of the plan)
Dr. Reddy’s Laboratories, Inc.
200 Somerset Corporate Boulevard (Bldg II)
Bridgewater, New Jersey 08807
(Name and address of agent for service)
(908) 203-4900
(Telephone number, including area code, of agent for service)
Copies of Communications to:
James F. Fitzsimmons, Esq.
Budd Larner, P.C .
150 John F. Kennedy Parkway
Short Hills, New Jersey 07078

CALCULATION OF THE REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee
Equity shares of Rs.5 par value, as evidenced by American depositary receipts	1,530,779	$14.55	$22,272,834.45	$683.78

(1)	Based on 1,530,779 American depositary receipts (“ADRs”) subject to issuance under the Dr. Reddy’s Employees ADR Stock Option Scheme, 2007 (the “2007 Plan”). Each ADR evidences one American depositary share (“ADS”) deliverable on deposit of equity shares, and each ADS represents one equity share. Each underlying ADS will be registered under a separate registration on Form F-6. This Registration Statement also covers such additional ADRs as may be issuable under the 2007 Plan pursuant to anti-dilution provisions or any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding equity shares of the Registrant.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. Such estimate has been computed based on the average of the high and low sales prices on the New York Stock Exchange on March 1, 2007 for American Depository Receipts of Dr. Reddy’s Laboratories Limited.
This Registration Statement shall become effective upon filing in accordance with Section 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 1. Plan Information
          Not required to be filed with the Securities and Exchange Commission (the “Commission”).
Item 2. Registrant Information and Employee Plan Annual Information
          Not required to be filed with the Commission.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Dr. Reddy’s Laboratories Limited (the “Registrant” or the “Company”) hereby incorporates by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (a) The annual report of the Registrant on Form 20-F for the fiscal year ended March 31, 2006, filed on October 2, 2006.
     (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since April 1, 2006.
     (c) The description of the Registrant’s ordinary shares included in its registration statement on Form F-1 under the Securities Act (Registration Number 333-13310), incorporated by reference into its registration statement on Form 8-A (Registration Number 1-15182).
          The Company also incorporates by reference all documents subsequently filed by it pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act.
Item 4. Description of Securities
          Not Applicable.
Item 5. Interests of Named Experts and Counsel
          Not Applicable.
Item 6. Indemnification of Officers and Directors
          Under the Companies Act 1956, as amended (the “Companies Act”), any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying an officer against any liability which by law would otherwise with the company or in any other instrument attach to him in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer against any liability incurred by him in defending any proceedings (whether criminal or civil) in which a judgment is given in his favor. The Company has not, as of the date of this prospectus entered into any indemnification agreements of this kind.
          The Company’s Articles of Association, as amended (the “Articles”) provide that, subject to the provision of the Companies Act, the Company shall indemnify its officers and directors against loss in defending any proceeding brought against them in their capacity as officers and directors, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, the Company’s Articles provide that it shall indemnify its officers and directors in connection with any application pursuant to Section 633 of the Companies Act in which relief is granted by the court.
          The form of Underwriting Agreement filed as Exhibit 1.1 to the Company’s Form 6-K filed with the Commission on November 16, 2006 provides for indemnification of the Company and its officers and directors.
          The Company has obtained directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners or employees for certain liabilities.
          Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
          Not Applicable.
Item 8. Exhibits
          See Exhibit Index.
Item 9. Undertakings
          (a) The Company hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) hereto do not apply if the information required to be included in a post-effective amendment by clauses (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereof to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyderabad, India, on the 5th day of March, 2007.

DR. REDDY’S LABORATORIES LIMITED
By:	/s/ G.V. Prasad
G.V. Prasad
Executive Vice Chairman and CEO

By:	/s/ Saumen Chakraborty
Saumen Chakraborty
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits	Filed or Incorporated by Reference to

4.1*	Current Memorandum and Articles of Association of Registrant.	Previously filed with the SEC as exhibit 3.1 to Form F-3ASR Registration Statement 333-138608 filed on November 13, 2006.

4.2*	Certificate of Incorporation of Registrant dated February 24, 1984.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.

4.3*	Amended Certificate of Incorporation of Registrant dated December 6, 1985.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.

4.4*	Deposit Agreement, including the form of American Depositary Receipt, among Registrant, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as Depositary, and holders from time to time of American Depositary Receipts issued there under, including the form of American Depositary.	Previously filed as Exhibit (a) to Registration Statement 333-13312.

Form of Amendment No. 1 to Deposit Agreement was previously filed as Exhibit (a) (2) to Post-Effective Amendment to Registration Statement No. 333-13312.

Form of Amendment No. 2 to Deposit Agreement, including the form of ADR, is filed as Exhibit (a) (3) to Registration Statement 333-138547.

4.5	Dr. Reddy’s Employees ADR Stock Option Scheme, 2007	Filed herewith.

5.1	Opinion of Talwar, Thakore & Associates, Indian Counsel for the Registrant, as to the legality of the securities being registered.	Filed herewith.

23.1	Consent of KPMG, India (Independent Registered Public Accounting Firm).	Filed herewith.

23.3	Consent of Talwar, Thakore & Associates.	Included in Exhibit 5.1 hereto.

24	Power of Attorney.	Incorporated by reference to the signature page to Form F-3ASR Registration Statement 333-138608 filed on November 13, 2006.